APPENDIX A

SPECIAL RESOLUTION AUTHORIZING AMENDMENTS TO ARTICLES BE IT RESOLVED THAT :

I.

The articles of the Corporation be amended as follows:

1.

to delete paragraphs (d) through (l) of the rights, privileges, restrictions and conditions attaching to the preference shares of the Corporation, as a class, contained in the Corrected Articles of Continuance of the Corporation dated September 1, 2004;

2.

to re-designate the Series I Non-Voting Preference Shares of the Corporation as Series I Preference Shares and to change the rights, privileges, restrictions and conditions attaching to such shares by deleting Section 6.1 thereof and replacing it with the following:

“The Series I Preference Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Series I Preference Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.”

3.

to re-designate the Series II Non-Voting Preference Shares of the Corporation as Series II Preference Shares and to change the rights, privileges, restrictions and conditions attaching to such shares by deleting Section 6.1 thereof and replacing it with the following:

“The Series II Preference Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Series II Preference Shares held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.”

4.

to delete paragraphs (a) through (c) of the rights, privileges , restrictions and conditions attaching to the preference shares of the Corporation, as a class, contained in the Corrected Articles of Continuance of the Corporation dated September 1, 2004 and to provide that the preference shares (“Preference Shares”), as a class, and the common shares of the Corporation ("Common Shares") shall have attached thereto the following rights, privileges, restrictions and conditions :

(1)

Provisions attaching to Preference Shares, as a Class

(a)

Directors Authority to Issue One or More Series.

The directors of the Corporation are hereby authorized to issue the Preference Shares at any time and from time to time in one or more series and to fix the number of shares in such series and, subject to the limitations set out in the articles of the Corporation, determine the designation of and the rights, privileges, restrictions and conditions to be attached to the shares of such series, including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of

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payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of the payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights (if any) attached thereto, the voting rights attached thereto (if any), and the terms and conditions of any sinking fund or purchase plan with respect thereto. Before the first shares of a particular series are issued, the board of directors of the Corporation shall send to the Director (as defined in the Business Corporations Act) articles of amendment designating such series and setting out the rights, privileges, restrictions and conditions attaching to the series determined by the board of directors of the Corporation. In addition to the foregoing, the directors of the Corporation are hereby authorized to change the rights, privileges, restrictions and conditions attached to unissued shares of any series of Preference Shares

(b)

Ranking of Preference Shares

The Preference Shares shall be entitled to priority over the Common Shares and over any other shares of the Corporation ranking junior to the Preference Shares with respect to the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs. The Preference Shares of any series shall be given such other preferences and rights over the Common Shares and over any other shares ranking junior to the Preference Shares as may be determined in the case of such series of Preference Shares. No rights, privileges, restrictions or conditions attached to a series of Preference Shares shall confer upon a series a priority over any other series of Preference Shares in respect of dividends or return of capital in the event of the liquidation, dissolution or winding-up of the Corporation.

(2)

Provisions Attaching to Common Shares

(a)

Dividends

Subject to any preferences and rights of the holders of the Preference Shares (including without limitation any preferences or rights attached to any existing or future series of Preference Shares) and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends, and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

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(b)

Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the preferences and rights of the holders of the Preference Shares (including without limitation any preferences or rights attached to any existing or future series of Preference Shares) and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation.

(c)

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

5.

to provide that, after giving effect to the foregoing, the authorized capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Preference Shares, issuable in series, of which 4,347,827 Series I Preference Shares and 4,347,827 Series II Preference Shares have been authorized as of the date hereof.

II.

Any one officer or director of the Corporation is hereby authorized and directed on behalf of the Corporation to deliver Articles of Amendment, in duplicate, to the Director under the Business Corporations Act and to sign and execute all documents and to do all things necessary or advisable in connection with the foregoing .

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